EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2023 Second Quarter

Delivers on New Strategic Direction with the Release of Advanced Infrared Camera, Mantis

ORLANDO, FL – February 9, 2023 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2023 second quarter ended December 31, 2022.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “Our fiscal second quarter results reflect sequential improvement in both revenue and gross margin, as compared to the first quarter of fiscal 2023.  During the second quarter we began to realize significant growth in revenue from defense customers in the U.S., for both visible and infrared molded products, which is offsetting the economic headwinds we are experiencing in China.”

“The second quarter of LightPath’s fiscal year also proved to be eventful and an extremely important quarter in our evolution from a component manufacturer to a complete solutions provider. The introduction of our first complete camera solution, the new qualification of our key material for space applications, and multiple new awards of defense infrared projects, all the result of our focus on our new strategic direction. In November, we announced that our BD6 material was qualified by the European Space Agency (“ESA”) for use in space. With this qualification, LightPath is placed at the forefront of optics in extreme conditions. Besides the obvious advantage it brings from being space qualified, we also see it as an encouraging sign that ESA had funded us to specifically qualify our material to replace Germanium. LightPath’s Black DiamondTM glasses were also qualified for a critical international military program, and as such we received an initial order of $2.5 million from the related customer in December, representing a significant increase in that customer’s business with the Company.  This, as well as other new orders in the U.S. and Europe, resulted in our backlog reaching $31 million in mid-December, the highest in many years, and a strong indication of the growth we are expecting in coming quarters. Also in December, LightPath introduced Mantis, a standalone infrared camera capable of imaging across both the medium and the long wavelength infrared light bands. Mantis represents a leap forward for our company as our first integrated imaging product, and it represents a leap forward for the industry as the first uncooled camera able to image across a wide range of infrared wavelengths.”

“Subsequent to the quarter end, we raised nearly $10 million, before fees and expenses, in a secondary stock offering. This capital will be utilized to build out the Company’s manufacturing capabilities and capacity and to pursue our three pillars of growth: imaging solutions such as Mantis, our growing defense business, and high volume applications for thermal imaging, such as automotive. We also intend to use a portion of the funds to paydown and restructure our debt. This will further strengthen our financial standing, reduce our quarterly interest expense and set the stage for growth.”

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Fiscal 2023 Second Quarter Highlights:

•	Revenue for the second quarter of fiscal 2023 of $8.5 million
•	Total backlog at December 31, 2022 of $29.4 million, the highest in many years for the end of a quarter
•	Net loss for the second quarter of fiscal 2023 was $694,000
•	EBITDA* for the second quarter of fiscal 2023 was $207,000
•	Announced qualification of its BD6 material for space applications
•	Introduced Mantis, the Company’s first multispectral camera system

2023 Fiscal Second Quarter Financial Results

Revenue for the second quarter of fiscal 2023 was approximately $8.5 million, a decrease of approximately $0.8 million, or 8%, as compared to approximately $9.2 million in the same period of the prior fiscal year, primarily due to a decrease in sales of infrared products. Revenue among our product groups for the second quarter of fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Second Quarter of Fiscal 2023	Second Quarter of Fiscal 2022	% Change
Infrared (“IR”) products	$4.0	$5.1	(21%)
Precision Molded Optics (“PMO”) products	$3.9	$3.8	3%
Specialty products	$0.6	$0.4	41%

** Numbers may not foot due to rounding

•	Revenue generated by infrared products was approximately $4.0 million in the second quarter of fiscal 2023, a decrease of approximately $1.1 million, or 21%, as compared to approximately $5.1 million in the same period of the prior fiscal year. The decrease in revenue is primarily due to timing sales of infrared products against a large annual contract, the shipments for which were completed in the second quarter of fiscal 2023, while shipments against the renewed contract signed in November 2022 will not begin until the third quarter of fiscal 2023. The renewed contract represents a 20% increase over the previous contract.
•	Revenue generated by PMO products was approximately $3.9 million for the second quarter of fiscal 2023, an increase of approximately $114,000, or 3%, as compared to approximately $3.8 million in the same period of the prior fiscal year. The increase in revenue is due to increases in sales to defense, industrial and medical customers, offset by a decrease in sales to customers in the telecommunications industry. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.
•	Revenue generated by our specialty products was approximately $571,000 in the second quarter of fiscal 2023, an increase of approximately $166,000, or 41%, compared to $406,000 in the same period of the prior fiscal year. The increase is primarily due to increased demand for collimator assemblies.

Gross margin in the second quarter of fiscal 2023 was approximately $3.2 million, an increase of 15%, as compared to approximately $2.8 million in the same period of the prior fiscal year. Total cost of sales was approximately $5.2 million for the second quarter of fiscal 2023, compared to approximately $6.4 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 38% for the second quarter of fiscal 2023, compared to 30% for the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue is partially due to the mix of products sold in each respective period. PMO products, which typically have higher margins than our infrared products, comprised 46% of revenue for the second quarter of fiscal 2023, as compared to 41% of revenue for the second quarter of fiscal 2022.  In addition, within our infrared product group, sales for the second quarter of fiscal 2023 were more heavily weighted toward molded infrared products than in the same quarter of the prior fiscal year. Molded infrared products typically have higher margins than non-molded infrared products. During the second quarter of fiscal 2022, infrared product margins were also negatively impacted by increased costs associated with the completion of the coating department in our Riga Facility, which have since improved as that facility is now producing at volume.

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Selling, general and administrative (“SG&A”) costs were approximately $3.0 million for the second quarter of fiscal 2023, an increase of approximately $84,000, or 3%, as compared to approximately $2.9 million in the same period of the prior fiscal year. The increase in SG&A costs is primarily due to an increase in stock compensation, partially due to director retirements that occurred during the quarter, as well as increases in other personnel-related costs.  SG&A costs for the second quarter of fiscal 2023 also include approximately $45,000 in fees paid to BankUnited under our amended loan agreement for not prepaying our term loan by December 31, 2022.  These increases are partially offset by a decrease of $248,000 in VAT and related taxes from prior years that were accrued by one of our Chinse subsidiaries in the second quarter of fiscal 2022, as well as a decrease of approximately $150,000 of expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries, including legal and consulting fees.

Net loss for the second quarter of fiscal 2023 was approximately $694,000, or $0.03 basic and diluted loss per share, compared to $1.1 million, or $0.04 basic and diluted loss per share, for the same quarter of the prior fiscal year. The decrease in net loss for the second quarter of fiscal 2023, as compared to the same period of the prior fiscal year, was primarily attributable to higher gross margin, despite the decrease in revenue.

Our EBITDA for the quarter ended December 31, 2022 was approximately $207,000, compared to a loss of $41,000 for the same period of the prior fiscal year. The increase in EBITDA in the second quarter of fiscal 2023 was primarily attributable to higher gross margin.

2023 Fiscal Year-To-Date Financial Results

Revenue for the first half of fiscal 2023 was approximately $15.8 million, a decrease of approximately $2.5 million, or 14%, as compared to approximately $18.3 million in the same period of the prior fiscal year. Revenue among our product groups for the first half of fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Year-to-Date Fiscal 2023	Year-to-Date Fiscal 2022	% Change
IR products	$7.7	$10.0	(23%)
PMO products	$7.1	$7.6	(6%)
Specialty products	$1.0	$0.8	27%

** Numbers may not foot due to rounding

•	Revenue generated by infrared products was approximately $7.7 million in the first half of fiscal 2023, a decrease of approximately $2.3 million, or 23%, as compared to approximately $9.9 million in the same period of the prior fiscal year. The decrease in revenue is primarily driven by sales of diamond-turned infrared products, primarily attributable to customers in the defense and industrial markets, including the timing of sales of infrared products against a large annual contract. Shipments against the prior contract were completed in the second quarter of fiscal 2023, while shipments against the renewed contract signed in November 2022 will not begin until the third quarter of fiscal 2023. The renewed contract represents a 20% increase over the previous contract. Sales of molded infrared products made from our proprietary BD6 material also decreased, particularly to customers in the China industrial market.

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•	Revenue generated by PMO products was approximately $7.1 million for the first half of fiscal 2023, a decrease of approximately $426,000, or 6%, as compared to approximately $7.6 million in the same period of the prior fiscal year. The decrease in revenue is primarily attributed to decreases in sales to customers in the telecommunications and commercial industries. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.
•	Revenue generated by our specialty products was approximately $1.0 million in the first half of fiscal 2023, an increase of approximately $218,000, or 27%, compared to $808,000 in the same period of the prior fiscal year. The increase is primarily due to increased demand for collimator assemblies, as well as a charge for in-process materials billed to a customer upon order cancellation, during the first quarter of fiscal 2023.

Gross margin in the first half of fiscal 2023 was approximately $5.4 million, a decrease of 9%, as compared to approximately $6.0 million in the same period of the prior fiscal year. Total cost of sales was approximately $10.4 million for the first half of fiscal 2023, compared to approximately $12.4 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 34% for the first half of fiscal 2023, compared to 33% for the same period of the prior fiscal year. The lower revenue level for the first half of fiscal 2023, as compared to the same period of the prior fiscal year, resulted in less contribution toward fixed manufacturing costs, however the mix of products shipped in the first half of fiscal 2023 was more favorable and also reflects the benefit of a number of the operational and cost structure improvements that we have been implementing.

SG&A costs were approximately $5.7 million for the first half of fiscal 2023, a decrease of approximately $147,000, or 3%, as compared to approximately $5.8 million in the same period of the prior fiscal year. The decrease in SG&A costs reflects a decrease of $248,000 in VAT and related taxes from prior years that were accrued by one of our Chinse subsidiaries in the second quarter of fiscal 2022, as well as a decrease of approximately $480,000 of expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries, including legal and consulting fees. These decreases were partially offset by an increase in stock compensation, partially due to director retirements that occurred during the quarter, as well as increases in other personnel-related costs.  SG&A costs for the second quarter of fiscal 2023 also include approximately $45,000 in fees paid to BankUnited under our amended loan agreement for not prepaying our term loan by December 31, 2022.

Net loss for the first half of fiscal 2023 was approximately $2.1 million, or $0.08 basic and diluted loss per share, compared to $1.7 million, or $0.06 basic and diluted loss per share, for the same quarter of the prior fiscal year. The increase in net loss for the first half of fiscal 2023, as compared to the same period of the prior fiscal year, was primarily attributable to lower revenue and gross margin, partially offset by lower operating expenses.

Our EBITDA for the six months ended December 31, 2022 was a loss of approximately $185,000, compared to earnings of $413,000 for the same period of the prior fiscal year. The decrease in EBITDA in the first half of fiscal 2023 was primarily attributable to lower revenue and gross margin, partially offset by lower operating costs.

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Liquidity and Capital Resources

Cash used in operations was approximately $752,000 for the first half of fiscal 2023, compared to approximately $157,000 for the same period of the prior fiscal year. Cash used in operations for the first half of fiscal 2023 was largely driven by a decrease in accounts payable and accrued liabilities, including the payment of severance related to the previously disclosed employee terminations that occurred at our Chinese subsidiaries, which liability has been accrued since June 30, 2021.  The first half of fiscal 2023 also reflects the final payment of payroll taxes deferred in fiscal 2020 under the CARES act.  Cash used in operations in the first half of fiscal 2022 also reflects a decrease in accounts payable and accrued liabilities during such period resulting from the payment of certain other expenses related to previously disclosed events that occurred at our Chinese subsidiaries which were accrued as of June 30, 2021, partially offset by a decrease in inventory.

Capital expenditures were approximately $412,000 for the first half of fiscal 2023, as compared to approximately $1.3 million in the same period of the prior fiscal year.  The first half of fiscal 2023 primarily includes maintenance capital expenditures, whereas the majority of our capital expenditures during the first half of fiscal 2022 were related to the continued expansion of our infrared coating capacity as well as increasing our lens diamond turning capacity to meet current and forecasted demand.  We are in the process of constructing additional tenant improvements in our Orlando facility subject to our continuing lease, of which the landlord has agreed to provide $2.4 million in tenant improvement allowances. We will fund the balance of the tenant improvement costs, estimated to be approximately $2.5 million, the majority of which will be expended during the second half of fiscal 2023.

Sales Backlog

Our total backlog at December 31, 2022 was approximately $29.4 million, an increase of 34%, as compared to $21.9 million as of December 31, 2021. Compared to the end of fiscal 2022, our total backlog increased by 66% during the first half of fiscal 2023. The increase in backlog during the first half of fiscal 2023 was due to several large customer orders. One such order is a $4 million supply agreement with a long time European customer of precision motion control systems and OEM assemblies. The new supply agreement will go into effect in the fourth quarter of our fiscal year 2023 and is expected to run for around 12-18 months.  During the second quarter of fiscal 2023 we also received the renewal of a large annual contract for infrared products, for an amount 20% greater than the previous renewal. We anticipate beginning to ship against the new contract in the third quarter of fiscal 2023, after shipments against the previous contract are completed. During the third quarter of fiscal 2023 we were qualified to provide advanced infrared optics for a critical international military program, and received an initial order valued at $2.5 million from the related customer. This order represents a significant increase in this customer’s business with us. In addition, we received orders from existing customers in the U.S. and Europe related to several other significant long-term projects.

The timing of multi-year contract renewals are not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received, and decrease as shipments are made against these orders. We believe we are in a good position with our existing annual and multi-year contracts to be renewed in future quarters.

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Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, February 9, 2023 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2023 second quarter.

Date: Thursday, February 9, 2023

Time: 5:00 PM (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast:  Fiscal Second Quarter Earnings Webcast

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 23, 2023. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #1951507.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize this non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

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LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31	June 30,
Assets	2022	2022
Current assets:
Cash and cash equivalents	$3,793,852	$5,507,891
Trade accounts receivable, net of allowance of $41,240 and $36,313	4,857,726	5,211,292
Inventories, net	6,914,276	6,985,427
Other receivables	149,775	—
Prepaid expenses and other assets	443,567	464,804
Total current assets	16,159,196	18,169,414

Property and equipment, net	10,978,783	11,640,463
Operating lease right-of-use assets	9,894,925	10,420,604
Intangible assets, net	3,895,256	4,457,798
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	143,000	143,000
Other assets	47,987	27,737
Total assets	$46,974,052	$50,713,921
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,366,201	$3,073,933
Accrued liabilities	775,630	558,750
Accrued payroll and benefits	1,316,103	2,081,212
Operating lease liabilities, current	926,132	965,622
Loans payable, current portion	1,085,103	998,692
Finance lease obligation, current portion	43,123	55,348
Total current liabilities	6,512,292	7,733,557

Deferred tax liabilities, net	521,346	541,015
Finance lease obligation, less current portion	50,460	11,454
Operating lease liabilities, noncurrent	8,921,735	9,478,077
Loans payable, less current portion	2,766,431	3,218,580
Total liabilities	18,772,264	20,982,683

Commitments and Contingencies

Stockholders’ equity:

Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 27,275,515 and 27,046,790 shares issued and outstanding	272,755	270,468
Additional paid-in capital	233,104,731	232,315,003
Accumulated other comprehensive income	688,421	935,125
Accumulated deficit	(205,864,119)	(203,789,358)
Total stockholders’ equity	28,201,788	29,731,238
Total liabilities and stockholders’ equity	$46,974,052	$50,713,921

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue, net	$8,472,679	$9,243,174	$15,839,580	$18,346,517
Cost of sales	5,248,334	6,443,328	10,381,323	12,374,736
Gross margin	3,224,345	2,799,846	5,458,257	5,971,781
Operating expenses:
Selling, general and administrative	3,030,653	2,946,998	5,668,826	5,816,044
New product development	466,163	551,960	1,016,044	978,971
Amortization of intangible assets	281,271	281,271	562,542	562,542
Loss on disposal of property and equipment	2,742	—	2,742	—
Total operating expenses	3,780,829	3,780,229	7,250,154	7,357,557
Operating loss	(556,484)	(980,383)	(1,791,897)	(1,385,776)
Other income (expense):
Interest expense, net	(81,241)	(50,331)	(151,611)	(96,080)
Other income (expense), net	(1,336)	10,819	25,881	(40,263)
Total other income (expense), net	(82,577)	(39,512)	(125,730)	(136,343)
Income (loss) before income taxes	(639,061)	(1,019,895)	(1,917,627)	(1,522,119)
Income tax provision	55,000	35,396	157,134	165,269
Net loss	$(694,061)	$(1,055,291)	$(2,074,761)	$(1,687,388)
Foreign currency translation adjustment	671,125	284	(246,704)	(143,890)
Comprehensive income (loss)	$(22,936)	$(1,055,007)	$(2,321,465)	$(1,831,278)
Loss per common share (basic)	$(0.03)	$(0.04)	$(0.08)	$(0.06)
Number of shares used in per share calculation (basic)	27,172,226	27,008,748	27,121,583	27,001,360
Loss per common share (diluted)	$(0.03)	$(0.04)	$(0.08)	$(0.06)
Number of shares used in per share calculation (diluted)	27,172,226	27,008,748	27,121,583	27,001,360

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Net loss	—	—	—	—	(1,380,700)	(1,380,700)
Balances at September 30, 2022	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	203,586	2,036	(2,036)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	487,547	—	—	487,547
Foreign currency translation adjustment	—	—	—	671,125	—	671,125
Net loss	—	—	—	—	(694,061)	(694,061)
Balances at December 31, 2022	27,275,515	$272,755	$233,104,731	$688,421	$(205,864,119)	$28,201,788

Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531
Issuance of common stock for:
Exercise of Stock Options & RSUs, net	27,341	274	(274)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	184,538	—	—	184,538
Foreign currency translation adjustment	—	—	—	284	—	284
Net loss	—	—	—	—	(1,055,291)	(1,055,291)
Balances at December 31, 2021	27,021,875	$270,219	$231,761,146	$1,972,262	$(201,934,565)	$32,069,062

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(2,074,761)	$(1,687,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,580,882	1,839,401
Interest from amortization of debt costs	37,120	14,854
Loss on disposal of property and equipment	2,742	—
Stock-based compensation on stock options, RSUs & RSAs, net	772,145	301,129
Provision for doubtful accounts receivable	(11,421)	12,010
Change in operating lease assets and liabilities	(70,153)	(123,534)
Inventory write-offs to allowance	2,233	105,993
Deferred tax benefit	(19,669)	—
Changes in operating assets and liabilities:
Trade accounts receivable	364,987	(311,150)
Other receivables	(149,775)	(130,222)
Inventories	68,918	1,238,529
Prepaid expenses and other assets	987	56,504
Accounts payable and accrued liabilities	(1,255,961)	(1,473,498)
Net cash used in operating activities	(751,726)	(157,372)

Cash flows from investing activities
Purchase of property and equipment	(411,551)	(1,317,373)
Net cash used in investing activities	(411,551)	(1,317,373)

Cash flows from financing activities
Proceeds from sale of common stock from Employee Stock Purchase Plan	19,870	21,726
Loan costs	—	(61,223)
Borrowings on loans payable	—	266,850
Payments on loans payable	(405,498)	(336,985)
Repayment of finance lease obligations	(57,140)	(133,298)
Net cash used in financing activities	(442,768)	(242,930)
Effect of exchange rate on cash and cash equivalents	(107,994)	(4,264)
Change in cash and cash equivalents	(1,714,039)	(1,721,939)
Cash and cash equivalents, beginning of period	5,507,891	6,774,694
Cash and cash equivalents, end of period	$3,793,852	$5,052,755

Supplemental disclosure of cash flow information:
Interest paid in cash	$106,394	$81,533
Income taxes paid	$218,367	$197,103
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$83,921	—

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net loss	$(694,061)	$(1,055,291)	$(2,074,761)	$(1,687,388)
Depreciation and amortization	764,548	928,439	1,580,882	1,839,401
Income tax provision	55,000	35,396	157,134	165,269
Interest expense	81,241	50,331	151,611	96,080
EBITDA	$206,728	$(41,125)	$(185,134)	$413,362
% of revenue	2%	0%	-1%	2%

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